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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                       Form 8-K

                  Current Report Pursuant to Section 13 or 15(d) of
                         The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) . . . . . . . . April 7, 1997


                            PREMIERE RADIO NETWORKS, INC.
                            -----------------------------
                (Exact name of registrant as specified in its charter)


     DELAWARE                        0-20065                 95-4083971
---------------------------- ------------------------  ---------------------
(State or other jurisdiction (Commission File Number)  (I.R.S. Employer
of incorporation)                                      Identification Number)



                          15260 Ventura Boulevard, Suite 500
                            Los Angeles, California 91403
                       ----------------------------------------
                       (Address of principal executive offices)


Registrant's telephone number, including area code . . . . . . . (818) 377-5300



                                    Not Applicable
            -------------------------------------------------------------
            (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.

    On April 7, 1997 Premiere Radio Networks, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Jacor Communications, Inc. ("JCI"), Jacor Communications Company ("JCC") and PRN Holding Acquisition Corp. ("PRN") (the "Merger"), a copy of which is attached hereto as EXHIBIT 99.1 and incorporated herein by reference. Pursuant to the Merger Agreement, among other things, PRN will be merged with and into the Company, with the Company as the surviving corporation (the "Merger"). In the Merger each outstanding share of Common Stock, par value $.01 per share ("Common Stock"), and Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of the Company, other than (i) shares held by Archon Communications, Inc. ("Archon"), (ii) shares held by any direct or indirect subsidiary of the Company or JCI, or (iii) shares held by persons who perfect dissenters' rights under the Delaware General Corporation Law, will be converted into (i) $13.50 in cash, and (ii) a fraction of share of common stock, no par value per share (the "Jacor Stock"), of JCI equal to .25 multiplied by .61016949 (the "Exchange Ratio"); provided, that the Exchange Ratio will be adjusted as provided in the Merger Agreement in the event that the average closing trading price of the Jacor Stock for the ten trading days preceding the date which is three days prior to the closing date is less than $26.50 per share or greater than $32.50 per share. The cash and stock to be paid to the Company's stockholders is valued at approximately $18 per share. The Merger is subject to customary conditions, including receipt of all necessary regulatory approvals, and is expected to be consummated during the summer of 1997.

    Also on April 7, 1997, in order to facilitate the Merger, the shareholders of Archon Communications, Inc. ("Archon"), the largest shareholder of the Company's capital stock, entered into a Stock Purchase Agreement pursuant to which, among other things, JCC will acquire all the outstanding common stock and common stock equivalents of Archon (the "Archon Stock"). Such stock purchase is to be consummated immediately prior to the closing of the Merger and the consummation of the Merger is conditioned upon the closing of JCC's purchase of the Archon stock. Archon's business activities are limited to the ownership of Premiere common stock, Premiere Class A common stock and options and warrants to acquire Premiere common stock. Accordingly, for their shares in Archon, the Archon shareholders will receive an amount of cash and Jacor common stock calculated in the same manner as the merger consideration to be received by the other Premiere stockholders, plus cash equal to Archon's cash on hand (net of Archon liabilities) upon closing. The purchase of the Archon Stock is subject to customary conditions, including receipt of all necessary regulatory approvals, and will be consummated immediately prior to the consummation of the Merger.

    In addition, on April 7, 1997 certain shareholders of the Company representing more than 50% of the voting power of the Common Stock and Class A Common Stock entered into a Shareholders Agreement (the "Shareholders Agreement"), a copy of which is attached hereto as EXHIBIT 99.2 and incorporated herein by reference. Pursuant to the Shareholders Agreement, among other things, such shareholders (i) approved, adopted and consented to the Merger Agreement and the transactions contemplated thereby, (ii) agreed not to take certain actions

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which would make it more difficult to consummate the transactions contemplated by the Merger Agreement, (iii) granted to JCI and JCC a proxy to vote the shares of Common Stock and Class A Common Stock in any vote to consummate the transactions contemplated by the Merger Agreement, and (iv) agreed not to dispose of any shares of Common Stock or Class A Common Stock without the consent of JCI.

    On April 7, 1997 the Company issued the press release attached hereto as
EXHIBIT 99.3 and incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    EXHIBIT NO.         DESCRIPTION OF EXHIBIT             PAGE
    -----------         ----------------------             ----

       99.1             Agreement and Plan of Merger
                        dated April 7, 1997 among the
                        Company, JCC, JCI, PRN

       99.2             Shareholders Agreement dated April
                        7, 1997 among JCI, JCC and the
                        other parties named therein

       99.3             Press release dated April 7, 1997
                        issued by the Company

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    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  April 10,  1997                 Premiere Radio Networks, Inc.


                                  by: /s/ Dan Yukelson
                                     ----------------------------------
                                       Dan Yukelson
                                       Vice President/Finance and Chief
                                       Financial Officer and Secretary